Exhibit 5.1

Conner & Winters, LLP 1700 One Leadership Square 211 North Robinson | Oklahoma City, OK 73102-7101 p (405) 272-5711 | f (405) 232-2695 | cwlaw.com

April 7, 2014

VIA FEDERAL EXPRESS

LSB Industries, Inc.

P.O. Box 754

16 South Pennsylvania

Oklahoma City, OK 73101

Re:	$425,000,000 Aggregate Principal Amount of 7.75% Senior Secured
Notes due 2019; Our File No. 07033-0036

Gentlemen:

We have acted as special counsel to LSB Industries, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to $425,000,000 aggregate principal amount of 7.75% Senior Secured Notes due 2019 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by each of the direct and indirect subsidiaries of the Company listed on Exhibit A attached hereto (collectively, the “Guarantors”), under an Indenture dated as of August 7, 2013 (the “Indenture”), among the Company, the Guarantors and UMB Bank, n.a. (“UMB”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2014 (the “Registration Statement”). The Notes and the Guarantees will be issued in exchange for the Company’s outstanding 7.75% Senior Secured Notes due 2019 issued on August 7, 2013, and the related guarantees on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with the respect to the issuance of the Notes and the Guarantees.

In connection with our rendering of the opinion contained herein, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the Indenture; and (c) such other proceedings, documents, records and matters as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the

LSB Industries, Inc.

April 7, 2014

parties thereto (other than the Company and the Guarantors) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company and the Guarantors) of such documents, and, as to parties other than the Company and the Guarantors, the validity and binding effect on such parties.

Our opinion set forth below is limited to the laws of the State of New York and the State of Oklahoma, the General Corporation Law of the State of Delaware, and the Texas Business Organization Code. We do not express any opinion herein concerning the laws of any other jurisdiction.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Notes and Guarantees will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Notes, when delivered by the Company in the manner contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Guarantees, when delivered by the respective Guarantors in the manner contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms

The foregoing opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We express no opinion as to the validity, binding effect or enforceability of any provision of the Notes or the Guarantees which purport to: (a) give the right of specific performance; (b) alter rules of civil procedure or evidence; (c) waive defenses, rights, notices, remedies and/or demands absent a showing of clear intent and knowing waiver or to the extent such rights are not waivable under statute or pursuant to public policy; (d) create and govern a trustee or creditor in possession status; (e) create indemnities or exculpate a party from liability for its own willful misconduct or gross negligence or where such indemnification or exculpation is contrary to public policy or prohibited by law; (f) prevent the modification of written documents by oral agreements; (g) provide for recovery of attorneys’ fees or other expenses of enforcement; (h) provide for additional interest after default or any other provision imposing charges, fees or other amounts not reasonably related to the costs incurred by the payee and which in any such case are held to be a penalty or forfeiture (including, without limitation, any prepayment penalties or premium); or (i) provide for severability of contractual provisions.

LSB Industries, Inc.

April 7, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder. The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing.

Very truly yours,

CONNER & WINTERS, LLP

/s/ Conner & Winters, LLP

Exhibit A

GUARANTORS

Each of the following entities were organized under the laws of the State of Oklahoma except for Climate Master, Inc., which was incorporated under the laws of the State of Delaware, and El Dorado Nitrogen, L.P., which was formed under the laws of the State of Texas.

CEPOLK Holdings, Inc.

Chemex I Corp.

Chemical Properties L.L.C.

Chemical Transport L.L.C.

Cherokee Nitrogen L.L.C.

Cherokee Nitrogen Holdings, Inc.

ClimaCool Corp.

Climate Master, Inc.

ClimateCraft Technologies, Inc.

ClimateCraft, Inc.

Consolidated Industries L.L.C.

EDC Ag Products Company L.L.C.

El Dorado Chemical Company

El Dorado Ammonia L.L.C.

El Dorado Nitric L.L.C.

El Dorado Acid, L.L.C.

El Dorado Acid II, L.L.C.

El Dorado Nitrogen, L.P.

International Environmental Corporation

Koax Corp.

LSB Chemical L.L.C.

LSB Capital L.L.C.

LSB-Europa Limited

Pryor Chemical Company

Summit Machine Tool Manufacturing L.L.C.

The Climate Control Group, Inc.

ThermaClime Technologies, Inc.

TRISON Construction, Inc.

XpediAir, Inc.

Zena Energy L.L.C.